 Exhibit 99

Peapack-Gladstone Financial Corporation Receives Approval From U.S. Treasury to Redeem a Portion of the Preferred Stock Issued Under the Treasury’s Capital Purchase Program

GLADSTONE, N.J. – (Business Wire) – January 5, 2010 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market:PGC) (the “Corporation”) announced today that it has received approval from the U.S. Treasury to redeem 25% of the preferred shares issued under the Treasury’s Capital Purchase Program (“CPP”). The Corporation expects to repay approximately $7.2 million to the Treasury (including accrued and unpaid dividends of approximately $50,000) on January 6, 2010, representing 25% of the original $28.7 million CPP investment. The Corporation’s redemption of the shares is not subject to additional conditions or stipulations from the Treasury.

Frank A. Kissel, Chairman and CEO, said “We are pleased to be in a position to redeem a sizable portion of the CPP investment.  In our decision to make a partial redemption, we have taken a conservative approach.  We intend to redeem the CPP investment over time, which we believe to be a prudent strategy given the continued uncertain economy.  Building capital, remaining well capitalized and redeeming the CPP over time continue to be important business objectives of the Corporation.” Mr. Kissel went on to note that the partial redemption this year will save the Corporation approximately $360,000 in dividend expense on an annual basis.

As a result of the repurchase, the accretion related to the preferred stock will be accelerated and an approximate $350,000 reduction to retained earnings will be recorded during the first quarter.

In connection with the January 2009 original issuance of the preferred stock under the Treasury’s CPP program, the Corporation issued to the Treasury a warrant to purchase 150,296 common shares at $28.63 per share (after adjusting for a 5% stock dividend issued August 3, 2009). This warrant is still held by the Treasury and will remain outstanding.

About the Corporation

Peapack-Gladstone Financial Corporation is a bank holding company with total assets of $1.49 billion as of September 30, 2009.  Peapack-Gladstone Bank, its wholly owned community bank, was established in 1921, and has 24 branches in Somerset, Hunterdon, Morris, Middlesex and Union Counties.  Its Trust Division, PGB Trust and Investments, operates at the Bank’s main office located at 190 Main Street in Gladstone and at four other locations in Clinton, Morristown and Summit, New Jersey and Bethlehem, Pennsylvania.  To learn more about Peapack-Gladstone Financial Corporation and its services please visit our web site at www.pgbank.com or call 908-234-0700.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “intend,” “expect”, “look”, “believe”, “anticipate”, “may”, or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, those risk factors set forth in the “Risk Factor” section of our Annual Report on Form 10-K for the year ended December 31, 2008 and subsequent Forms 10-Q. The Corporation assumes no obligation for updating any such forward-looking statements at any time.

Contact:

Jeffrey J. Carfora, EVP and CFO
Peapack-Gladstone Financial Corporation
T: 908-719-4308